Exhibit 99.1

Contact:	Steve Pickman, MGP Ingredients, Inc., 913-367-1480
Patsy Sumner, Sergeant’s Pet Care Products, Inc., 402-938-7045

For Immediate Release

MGP INGREDIENTS, INC. ANNOUNCES SALE OF KC FACILITY, PET

BUSINESS TO SERGEANT’S PET CARE PRODUCTS

ATCHISON, Kan., August 24, 2009—MGP Ingredients, Inc. (Nasdaq/MGPI) has announced the sale of its Kansas City, Kan., facility to Sergeant’s Pet Care Products, Inc.  The sale was completed this past Friday, Aug. 21, for an initial payment of $3.6 million, with provision for additional earn out payments to be paid over time.  The sale includes all equipment used for the production and packaging of pet-related products, which principally include extruded plant-based resins and finished pet treats.  MGPI will retain ownership of equipment that is used for the production of the company’s Wheatex® textured wheat proteins, which are sold for use in meat extension and vegetarian product applications.  This equipment is located in a separate section of the facility and will be operated under a toll manufacturing arrangement between Sergeant’s and MGPI.

“The divestiture of this facility along with assets related to the manufacture of pet products is a key step in our business transformation process,” said Tim Newkirk, MGPI president and chief executive officer.  “It supports our strategy to place increased focus on those core areas of our business where we possess the greatest amount of expertise and can deliver the greatest amount of value to the categories we serve.”

Newkirk added:  “We are very pleased with the acquisition of the Kansas City facility by Sergeant’s Pet Care Products, an innovator in the pet industry.  We look forward to maintaining our relationship through their involvement in the production of our unique line of Wheatex® ingredients.”

“Our purchase of the Kansas City facility from MGPI allows us to expand production of our formulated pet treats, some of which include Sergeant’s SteakHouse®, Sniffers® and DentaFresh®,” said Bob Scharf, chief executive officer of Sergeant’s.  “The formulated pet treats category is an area of great opportunity for Sergeant’s, and expanding our production capacity will put us in a unique position to meet increased consumer demand.”

MGP Ingredients purchased the Kansas City facility, located at 16 Kansas Avenue, in February 2001.  It was previously owned by Thompson’s Nutritional Technology, Inc.  In addition to manufacturing and packaging space and equipment, the facility includes administrative offices, a product testing and quality assurance lab, warehousing and shipping areas, and material storage silos.  The entire complex is situated on a 27-acre site.  MGPI will retain an underdeveloped portion of the site, representing approximately half of that acreage.

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ADD 1—MGP INGREDIENTS ANNOUNCES SALE OF KC FACILITY

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based ingredients and alcohol products for the branded packaged goods industry.   Their core market categories include the food and beverage industries, where they provide value-added ingredient solutions from in extensive portfolio of specialty wheat starches and proteins, along with world class vodka and gin, plus a variety of market categories that utilize their high quality food grade industrial alcohol, including personal hygiene products, pharmaceuticals, condiments, flavorings and cleansing agents.  The Company has facilities in Atchison, Kan., Pekin, Ill., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.  Additional details about MGPI and its products can be accessed on the company’s website at www.mgpingredients.com.

About Sergeant’s Pet Care Products

Sergeant’s Pet Care Products, Inc. is based in Omaha, Neb., and is a leading supplier of pet supplies, including flea and tick remedies, health and well-being products, natural and formulated treats, rawhide chews, toys, accessories, dental and aquatics.  Sergeant’s has been caring for pets since 1868, and is America’s oldest full-line pet supplies company with one of the most trusted names in pet care.  For more information, visit the Sergeant’s website at www.sergeants.com.

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